Exhibit 99.1

News Release

Investor Contact:

Paul Scoff

+1 800.225.1560

investorrelations@spragueenergy.com

Sprague Resources LP Announces Signing of $1.18 Billion Senior Secured Amended and Restated Credit Facility

Portsmouth, NH (May 21, 2020) - Sprague Resources LP (“Sprague”) (NYSE: SRLP), the parent company of Sprague Operating Resources LLC and Kildair Service ULC (the “Borrowers”), announced today the signing of a second amended and restated senior secured credit agreement with MUFG Bank, LTD, as Administrative Agent, MUFG Bank LTD. and BNP Paribas as Co-Collateral Agents, BNP Paribas, Citizens Bank, N.A., Société Générale, Wells Fargo Bank, N.A. and Coöperatieve Rabobank U.A., New York Branch, as Co-Syndication Agents, ABN AMRO Capital USA LLC and Santander Bank, N.A., as Co-Documentation Agents and MUFG Bank LTD, BNP Paribas, Citizens Bank, N.A., Société Générale, Wells Fargo Securities, LLC and Coöperatieve Rabobank U.A., New York Branch as Joint Lead Arrangers and Joint Bookrunners and financial institutions party thereto. The new credit agreement matures on May 19, 2022.

Sprague and certain of its subsidiaries (the “Subsidiary Guarantors”) are guarantors of the obligations under the Credit Agreement. Obligations under the Credit Agreement are secured by substantially all of the assets of Sprague, the Borrowers and the Subsidiary Guarantors (collectively, the “Loan Parties”).

“We’d like to thank our participating lenders who continue to support Sprague and put forth such a strong effort to get this facility closed,” said David Long, Chief Financial Officer. “Closing a credit facility in today’s difficult environment speaks to the confidence of our lending group in Sprague’s continuing strength and long-term viability,” added Mr. Long.

The revolving credit facilities under the Credit Agreement contain, among other items, the following:

•	A committed U.S. dollar revolving working capital facility of up to $465.0 million, subject to borrowing base limits, to be used for working capital loans and letters of credit;
•	An uncommitted U.S. dollar revolving working capital facility of up to $200.0 million, subject to borrowing base limits and the sole discretion of the lenders, to be used for working capital loans and letters of credit;
•	A multicurrency revolving working capital facility of up to $85.0 million, subject to borrowing base limits, to be used for working capital loans and letters of credit;
•	A revolving acquisition facility of up to $430.0 million, subject to borrowing base limits, to be used for loans and letters of credit to fund capital expenditures and acquisitions and other general corporate purposes; and

•	Subject to certain conditions, including the receipt of additional commitments from lenders, the ability to increase the U.S. dollar revolving working capital facility to up to $1.2 billion and the multicurrency revolving working capital facility to up to $320 million, subject to a maximum combined increase in commitments for both facilities of $470 million in the aggregate. Additionally, subject to certain conditions, the revolving acquisition facility may be increased to up to $750 million.

Indebtedness under the Credit Agreement bears interest, at the Borrowers' option, at a rate per annum equal to either (i) the Eurocurrency Rate (which is the LIBOR Rate for loans denominated in U.S. dollars and CDOR for loans denominated in Canadian dollars, in each case adjusted for certain regulatory costs, and in each case with a floor of 0.50%) for interest periods of one, two, three or six months plus a specified margin or (ii) an alternate rate plus a specified margin.

Baker Botts L.L.P. represented Sprague in the transaction.

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Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Sprague’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sprague’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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About Sprague Resources LP

Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.